Exhibit 99.1

Ormat Technologies Contact: Smadar Lavi VP Corporate Finance and Head of Investor Relations 775-356-9029 (ext. 65726) slavi@ormat.com	Investor Relations Agency Contact: Rob Fink FNK IR 646-809-4048 rob@fnkir.com

ORMAT TO ACQUIRE CONTRACTED OPERATING GEOTHERMAL ASSETS IN NEVADA AND A TRANSMISSION LINE CONNECTING NEVADA WITH CALIFORNIA FOR TOTAL ESTIMATED CONSIDERATION OF $377M

●	ACCELERATES ORMAT’S ELECTRICITY SEGMENT GROWTH PLANS, REACHING 1 GW PORTFOLIO
●	ORMAT TO SIGNIFICANTLY ENHANCE ACQUIRED POWER PLANTS AND POTENTIALLY DEVELOP GREENFIELD ASSET
●	PROVIDES POTENTIAL SYNERGIES, INCLUDING TRANSMISSION LINE CONNECTING NEVADA AND CALIFORNIA

RENO, Nev. May 24, 2021 Ormat Technologies, Inc. (NYSE: ORA) announced today that it has entered into a purchase agreement with TG Geothermal Portfolio, LLC (a subsidiary of Terra-Gen, LLC) to acquire two contracted geothermal assets in Nevada with a total net generating capacity of 67.5 MW (net), a greenfield development asset adjacent to one of the plants, and an underutilized transmission-line. The acquisition is expected to close in the second half of 2021, subject to regulatory and other customary closing conditions.

Transaction Details

Under the terms of the agreement, Ormat will pay TG Geothermal Portfolio, LLC $171 million for 100% of the equity interests in a portfolio of entities that own the assets described below and will assume debt and associated lease obligations of approximately $206 million book value as of March 31, 2021. The acquired entities own, among other things, the following assets:

●	Two operating geothermal power plants in Nevada comprising:
o

56 MW (net) Dixie Valley geothermal power plant, one of the largest geothermal power plants in Nevada. Dixie sells its electricity generation to Southern California Edison (SCE) under a long term PPA expiring in 2038

o	11.5 MW Beowawe geothermal power plant that sells its electricity generation to NV Power, Inc. under a PPA expiring in December 2025
●	Rights to Coyote Canyon, a greenfield development asset adjacent to Dixie Valley with high resource potential
●	An underutilized transmission line, capable of handling between 300MW and 400MW of 230KV electricity, connecting Dixie Valley to California.

Doron Blachar, CEO of Ormat Technologies, said, “This transaction bolsters our leadership position in the western United States, and particularly in Nevada, and increases our ability to provide electricity to both California and Nevada to help each states’ utilities meet their expanding clean energy requirements. This transaction aligns with our strategic goal of enhancing our geothermal portfolio through M&A activities. We are confident that we can leverage our distinctive core capabilities to unlock value by achieving synergies and enhancing generation and efficiency of the acquired assets. Additionally, to maximize our returns, we plan to use our strong balance sheet and low-cost capital sources to reduce over time the cost of assumed debt. Together with the projects’ skilled employees, I am confident that we can increase significantly the profitability and value of the acquired assets.”

ORMAT TECHNOLOGIES, INC.
6140 Plumas Street Reno, Nevada • +1-775-356-9029 • ormat@ormat.com	ormat.com

Value Creating initiatives

Accelerates Ormat’s electricity segment growth plans – This acquisition aligns with Ormat’s strategic goal of enhancing its profitable Electricity segment through organic growth and M&A transactions. Ormat is confident that with its technological expertise it can optimize the efficiency and productivity of the operating assets over the next four years, with the intention to increase the geothermal revenue and EBITDA of the projects by more than 20%. Ormat also plans further expansion of the assets through utilization of nearby greenfield resources.

Accretive transaction - The two operating power plants sell electricity under PPAs. Ormat expects these assets to generate $55 million in revenue and approximately $37 million in EBITDA in 2022. Ormat management expects to update 2021 guidance towards closing.

Significant strategic synergies - Improved efficiencies and cost savings through a combination of operational proximity to Ormat’s power plants in Nevada, expansion of the assets using our technology and expertise and the refinancing of the current debt structure supported by Ormat’s strong balance sheet position are expected to drive additional shareholder value.

Transmission line connecting Nevada and California – The transaction includes a materially underutilized transmission line that has a direct connection to CAISO. This transmission line may allow Ormat in the future to enhance its capabilities in transferring additional capacity from Nevada to the California power market, subject to third party grid connectivity. This asset can materially reduce Ormat’s electricity transmission expenses in the future or alternatively provide additional sources of revenues from third parties.

Advisors

Norton Rose Fulbright acted as Ormat’s legal advisor and Citi acted as its Financial Advisor

ABOUT ORMAT TECHNOLOGIES

With over five decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company engaged in geothermal and recovered energy generation (“REG”), with robust plans to accelerate long-term growth in the energy storage market and to establish a leading position in the U.S. energy storage market. The Company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter – a power generation unit that converts low-, medium- and high-temperature heat into electricity. The Company has engineered, manufactured and constructed power plants, which it currently owns or has installed for utilities and developers worldwide, totaling approximately 3,200 MW of gross capacity. Ormat leveraged its core capabilities in the geothermal and REG industries and its global presence to expand the Company’s activity into energy storage services, solar Photovoltaic (PV) and energy storage plus Solar PV. Ormat’s current 932 MW of geothermal and Solar generating portfolio is spread globally in the U.S., Kenya, Guatemala, Indonesia, Honduras, and Guadeloupe and its 83 MW energy storage portfolio is located in the U.S.

ORMAT’S SAFE HARBOR STATEMENT

Information provided in this press release contains statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to expected revenue and EBITDA contributions from the acquired assets, the achievement of synergies, Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties.

For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat’s Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 26, 2021 and from time to time, in Ormat’s quarterly reports on Form 10-Q that are filed with the SEC.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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